                                                                      EXHIBIT 12

                           DOMINION RESOURCES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (millions, except ratios)

                                                                Twelve Months Ended December 31,
                                           -------------------------------------------------------------------------
                                                 1997*         1996          1995            1994           1993
                                                 ----          ----          ----            ----           ----
Net Income                                 $    399.2     $    472.1     $    425.0     $    478.2     $   516.6
Add: Income Taxes                               233.0          219.3          187.1          180.1         217.9
                                           -------------------------------------------------------------------------
Total                                           632.2          691.4          612.1          658.3         734.5
                                           -------------------------------------------------------------------------

Fixed Charges:

Interest charges                                640.8          399.8          390.1          364.5         377.0
Estimated Interest Factor of
     Rent Charged to Operating
     Expenses, Clearings, and
     Other Accounts                               7.8            5.6            5.9            6.5           5.1
                                           -------------------------------------------------------------------------
Total Fixed Charges                             648.6          405.4          396.0          371.0         382.1
                                           -------------------------------------------------------------------------

Earnings as Defined                        $  1,280.8     $  1,096.8     $  1,008.1     $  1,029.3     $ 1,116.6
                                           -------------------------------------------------------------------------
Ratio of Earnings to Fixed Charges               1.97           2.71           2.55           2.77          2.92
                                           =========================================================================


* Net income for the twelve months ended December 31, 1997 includes the one time charge of $156.6 million for the windfall profits tax levied by the United Kingdom government. Excluding this charge from the calculation above results in a ratio of earnings to fixed charges for the twelve months ended December 31, 1997 of 2.24x.